Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 12th day of June, 2015, and effective as of May 1, 2015 (the “Effective Date”), by and between Campus Crest Communities, Inc. (the “Company”), and Aaron Halfacre, an individual (“Employee”) (the Company and Employee are hereinafter sometimes collectively referred to as the “Parties”).

RECITALS

A.           The Company previously employed Employee as Executive Vice President – Capital Markets of the Company and currently employs Employee as President and Chief Investment Officer of the Company.

B.           The terms and conditions of Employee’s employment by the Company are currently set forth in an Employment Agreement, dated as of July 31, 2014 (the “Prior Employment Agreement”).

C.           The Parties desire to amend and restate the Prior Employment Agreement in its entirety and to continue Employee’s employment on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree to amend and restate the Prior Employment Agreement, as follows:

1.            Employment. The Company hereby employs Employee as President and Chief Investment Officer of the Company, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. As a member of the executive team, Employee will be responsible for assisting in the development and operation of annual operating plans, building leadership within the Company, developing systems and procedures, managing day to day responsibilities of leasing, operations, facilities, acquisitions, dispositions and joint venture relationships, evaluating opportunities that the Company considers for investment, capital markets transactions executions, participating in Company growth strategies, leading investor and lender relations interactions, earnings preparation, investor strategies, improving and delivering consistent messaging to the public, and shall have such other duties and authority as are customary for such positions and as shall from time to time be assigned to Employee by the Chief Executive Officer (“CEO”) and the Board of Directors (“Board”) of the Company in their discretion. Employee shall faithfully and to the best of his ability fulfill such duties and shall devote his full business time, attention, skill and efforts with undivided loyalty to the performance of such duties. Employee shall abide by all of the rules, regulations and policies established or promulgated (whether communicated in writing, electronically or orally) by the Company from time to time. Employee agrees that so long as he is an employee of the Company he shall not, without obtaining the express prior approval in writing of the CEO or the Board engage in any employment, consulting activity or business other than for the Company, including serving on boards of directors of other companies. Notwithstanding the other provisions of this Section 1, Employee is authorized to make and manage personal business investments of his choice, including, without limitation, the management of family-owned companies and investments, subject to the limitations set forth in the Confidentiality and Noncompetition Agreement (as defined below) and provided that such activities do not materially interfere with the performance of the Employee’s duties under the Agreement.

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2.            Compensation and Benefits. During the Term (as defined below), Employee shall receive the compensation and benefits more particularly described on Exhibit A attached hereto and made a part hereof.

3.            Term. Unless terminated earlier in accordance with Section 4 hereof, this Agreement and Employee’s employment hereunder shall be for an initial term expiring on July 31, 2016; provided, however, this Agreement shall automatically renew for an additional one year term at the end of the initial term and at the end of each one-year renewal period, unless notice that the term will not be renewed is given by either party in writing at least 90 days prior to expiration of the then current term (the initial term and any such one-year extensions are hereafter referred to as the “Term”). For the sake of clarity, notification of a non-renewal by the Company at least 90 days prior to the expiration of the Term shall not be considered a “termination” of Employee’s employment by the Company and as such, shall not invoke the Payment Upon Termination provisions described in Section 4(B) below, which are only applicable for a termination of employment occurring during the Term.

4.            Termination of Employment.

(A)         Termination. The Company may terminate Employee’s employment at any time for Cause or without Cause (as defined below) upon written notice to Employee, effective as of the date indicated in such notice (which may be the date of Employee’s receipt of the notice). Employee may terminate his employment at any time with or without Good Reason (as defined below) upon delivery to the Company of thirty (30) days prior written notice. The date which the Company designates as Employee’s termination date or, if Employee terminates his employment, the date designated by Employee as stated in the written notice delivered to the Company, shall be referred to herein as the “Termination Date.” Upon termination of Employee’s employment with the Company for any reason, Employee shall resign from all positions held as officer or director of the Company or its affiliates effective as of the Termination Date.

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(B)         Payments Upon Termination.

(i)          Termination By Employee. In the event Employee terminates his employment other than for Good Reason, the Company shall be obligated to pay Employee that pro-rata portion of his current Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, the annual cash incentive bonus (if any) earned and payable as of the Termination Date under the terms of the Company’s Incentive Compensation Plan (“ICP”) that has not been paid, any accrued but unpaid paid time off (“PTO”) due to him through the Termination Date and any unreimbursed expenses (collectively, the “Accrued Obligations”), and Employee will not be entitled to, nor will he receive, any type of severance payment. If Employee terminates his employment for Good Reason, he shall receive the Accrued Obligations and the severance payments set forth in subsection (B)(ii)(b) below in the same amount as for a Termination by the Company without Cause, subject to the requirements set forth therein for receipt of such payments, including execution of a Release. If Employee terminates Employee’s employment, the Company, at its option, may require Employee to cease providing services during the required thirty (30) day notice period; provided, however, for purposes of calculating payments upon termination of employment, Employee shall be treated as if he was employed during such thirty (30) day period. For purposes of this Agreement, “Good Reason” shall mean (1) a material involuntary reduction in Employee’s duties, authority, reporting responsibility or function by the Company, provided that the Company’s hiring of a permanent Chief Executive Officer and assignment of duties to such individual customarily performed by a Chief Executive Officer shall not be an event entitling Employee to terminate his employment for Good Reason hereunder, (2) a material reduction in Employee’s compensation package other than as mutually agreed upon by the Parties, (3) Employee’s involuntary relocation to a principal place of work more than thirty (30) miles from Charlotte, North Carolina, or (4) a material breach by the Company of its obligations under this Agreement. Notwithstanding the foregoing, the occurrence of any of the events described in the preceding sentence will not constitute Good Reason, unless Employee gives the Company written notice within thirty (30) days of the initial occurrence of the event that Employee believes constitutes Good Reason to terminate his employment, the Company fails to cure any such event within thirty (30) business days of receipt of Employee’s notice, and the Employee resigns within thirty (30) days after the end of such thirty (30) day cure period.

(ii)         Termination By Company.

(a)          Cause. The Company may terminate Employee’s employment for Cause effective immediately upon written notice to Employee stating the facts constituting such Cause. If Employee is terminated for Cause, the Company shall be obligated to pay Employee the Accrued Obligations, and Employee will not be entitled to, nor will he receive, any type of severance payment. For purposes of this Agreement, the term “Cause” shall mean: (1) Employee’s act of gross negligence or misconduct that has the effect of injuring the business of the Company or its parent, subsidiaries or affiliates, taken as a whole, in any material respect, (2) Employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by Employee, (3) the commission by Employee of an act of fraud or embezzlement against the Company, its parent, subsidiary or affiliates, (4) Employee’s failure or refusal to follow the written directions of the CEO or the Board after written notice of such failure is delivered to Employee and Employee fails to cure such failure to the satisfaction of the CEO or the Board within thirty (30) days of receiving such written notice, or (5) Employee’s willful breach of any material provision of this Agreement or that certain Confidentiality and Noncompetition Agreement between Employee and the Company which shall be entered into contemporaneously with this Agreement (the “Confidentiality and Noncompetition Agreement”).

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(b)          Without Cause. The Company may terminate Employee’s employment without Cause effective immediately upon notice to Employee. In the event the Company terminates Employee without Cause, the Company shall pay to Employee in addition to the Accrued Obligations, a severance payment (the “Severance Payment”) equal to two (2) times the sum of: (1) Employee’s then current annual Base Salary, as adjusted for any increase thereto, and (2) an amount equal to the cash incentive bonus paid to the Employee under the ICP for the immediately preceding fiscal year (provided if no such cash incentive bonus was paid in the prior fiscal year, the amount shall be 50% of the “target amount” as defined in the ICP for the year in which the Employee’s Termination Date occurs), provided that any Transaction Bonuses paid under subsection 4(E) shall be excluded from the bonus amount. The Severance Payment shall be paid in equal monthly installments over a period of 24 months commencing no later than sixty (60) days following Employee’s Termination Date. The payments shall be subject in each case to applicable withholdings and shall be subject to Employee signing a Release (as defined in Section 5 below) on or before the thirtieth (30th) day following Employee’s Termination Date and all revocation periods applicable to such Release having expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. The Severance Payments will commence within sixty (60) days following Employee’s Termination Date, with the exact commencement of payments to be determined in the sole discretion of the Company, provided that if such sixty (60) day period commences in one calendar year and ends in the next, the payments will commence in the second calendar year. For the avoidance of doubt, Employee shall not be entitled to any Severance Payment under this subsection if the Employee has not signed the Release, and if all revocation periods applicable to the Release have not expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. In addition, the Severance Payment set forth in this Section is contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to comply with the terms of the Confidentiality and Noncompetition Agreement after written notice of such failure is provided to Employee and Employee fails to cure such noncompliance within 30 days of receipt of such notice, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

(iii)        Change in Control. In the event, within 24 months following the date of Change in Control of the Company: (a) Employee is terminated without Cause by the Company, or (b) Employee terminates his employment for Good Reason, Employee will receive the Accrued Obligations and a severance payment (the “CIC Severance Payment”) equal to two (2) times the sum of: (1) Employee’s then current annual Base Salary, as adjusted for any increase thereto and (2) an amount equal to the cash incentive bonus paid to the Employee under the ICP for the immediately preceding fiscal year (provided if no such cash incentive bonus was paid for the prior fiscal year, the amount under this subsection (2) shall be 50% of the “target amount” as defined in the Company’s ICP for the fiscal year in which the Employee’s Termination Date occurs), provided that any Transaction Bonuses paid under subsection 4(E) shall be excluded from the bonus amount. The CIC Severance Payment shall be paid in a lump sum within 60 days of the Termination Date subject to the limitations of subsection 4(C) hereof, shall be subject to applicable withholdings and shall be subject to Employee signing a Release on or before the sixtieth (60th) day following Employee’s Termination Date and all revocation periods applicable to such Release having expired on or prior to the sixtieth (60th) day following Employee’s Termination Date, provided that if the sixty (60) day payment period commences in one calendar year and ends in the next, the payment will be made in the second calendar year. For the avoidance of doubt, Employee shall not be entitled to any CIC Severance Payment under this subsection if the Employee has not signed the Release, and if all revocation periods applicable to the Release have not expired on or prior to the sixtieth (60th) day following Employee’s Termination Date.

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For purposes of this Agreement, “Change in Control” means (a) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“1934 Act”)) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the 1934 Act), directly or indirectly, of securities representing more than thirty-five percent (35%) of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company, unless the acquisition of securities resulting in such ownership by such person or group had been approved by the Board of Directors of the Company; (b) within any twelve-month period, the date a majority of members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or (c) within any twelve-month period, the acquisition by any one person, or more than one person acting as a group, of the assets of the Company that have a total gross fair market value of fifty percent (50%) or more of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided that such person or persons is not an entity controlled by the Company or the stockholders of the Company; provided that, if this Agreement would cause a payment subject to Section 409A to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes “a change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations. The payments to Employee outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to comply with the Confidentiality and Noncompetition Agreement, and Company provides written notice and Employee doesn’t cease, then Employee agrees that the Company has the right not to make the payment described in this Section and that the Company is entitled to recover from Employee any payment it has already made to Employee.

(iv)        Vesting of Equity Awards. Unless otherwise provided in the applicable award agreement, in the event of: (1) a termination of Employee by the Company without Cause, or (2) a termination by Employee for Good Reason, or (3) a Change in Control, that occurs prior to the date Employee is fully vested in any outstanding options, restricted shares or other equity awards, then the vesting schedule for such awards shall be accelerated so that Employee will be deemed fully vested with respect to all such options, restricted shares or other equity awards (except for the 50,000 shares described in Section (C) of Exhibit A, unless the conditions set forth therein have been satisfied) as of his Termination Date or the date of the Change in Control, whichever is applicable. To the extent required, the outstanding awards of stock options, restricted shares and other equity awards are hereby amended to provide for the vesting of the awards in accordance with the provisions of this section.

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(v)         Disability. The Company may terminate Employee’s employment upon Employee’s total disability. Employee shall be deemed to be totally disabled for purposes of this Agreement if he is unable to perform his essential job duties under this Agreement by reason of a mental or physical illness or condition lasting for a period of 120 consecutive days or more, taking into consideration any reasonable accommodations under the Americans with Disabilities Act, if applicable. The determination as to whether Employee is totally disabled shall be made by a licensed physician selected by the Company. Whether Employee is entitled to receive his Base Salary during the period he is unable to work prior to termination hereunder is contingent on other Company policies and the amount of leave Employee has available to him under those policies. Upon termination by reason of Employee’s total disability, the Company’s sole and exclusive obligation will be to pay Employee the Accrued Obligations, provided Employee will have such rights under any disability plan as may be provided by the Company that covers Employee.

(vi)        Death. The Employee’s employment shall terminate immediately upon the death of Employee, without any action on the part of the Company. In such an event, Employee’s estate shall receive from the Company, in a single lump sum, the Accrued Obligations plus other death benefits, if any, generally applicable to the Company’s employees.

(C)         Restriction on Payments.

(i)          Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by Employee, whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or any affiliate of the Company (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by Employee as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Employee if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to Employee. The Company will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both Employee and the Company not less than fifteen (15) days before the date on which a payment becomes due.

(ii)         If the Accounting Firm determines that a reduction in payments is required pursuant to this Section (C), cash benefits shall first be reduced, followed by a reduction of non-cash payments, including option or stock award vesting acceleration, in each case, beginning with payments that would be made last in time and only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay or provide such reduced amounts to Employee in accordance with the terms of this Agreement or any other applicable plan, arrangement or agreement governing such payments.

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(iii)        If applicable, Employee and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section (C). The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section C will be borne by the Company.

(iv)        For purposes of this Section (C), “Net After-Tax Benefit” means (a) the Total Payments that Employee becomes entitled to receive from the Company or any affiliate of the Company which would constitute “parachute payments” within the meaning of Code Section 280G, less (b) the amount of all federal, state and local income and employment taxes payable by Employee with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (c) the amount of excise taxes imposed on Employee with respect to the Total Payments under Section 4999 of the Code.

(D)         Code Section 409A. This Agreement shall at all times be interpreted and operated in compliance with Section 409A of the Code. The Parties intend that the payments and benefits under this Agreement will qualify for any available exceptions from coverage under Code Section 409A and this Agreement shall be interpreted accordingly. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (i) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the Termination Date or other termination of Employee’s employment are intended to mean Employee’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), (ii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, under Section 4, shall be treated as a right to a series of separate payments, (iii) each such payment that is made within 2-1/2 months following the end of the calendar year that contains the date of the Employee’s Termination Date is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Code Section 409A, (iv) each such payment that is made later than 2-1/2 months following the end of the calendar year that contains the date of the Employee’s Termination Date is intended to be exempt under the two-times pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and (v) each payment that is made after the two-times pay exception ceases to be available shall be subject to delay (if necessary) as provided for “specified employees” below.

If Employee is a “specified employee” within the meaning of Code Section 409A at the time of Employee’s separation from service, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Employee’s separation from service shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, to Employee’s estate) in a lump sum on the first business day after the earlier of the date that is six months following Employee’s separation from service or Employee’s death.

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To the extent any reimbursements or in-kind benefits due to Employee under this Agreement are subject to Code Section 409A, (i) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (ii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company or any of its affiliates.

(E)         Transaction Bonuses.

(i)          In General. Subject to the terms and conditions hereinafter provided, to ensure the retention and performance of Employee for a period that will enable the Company to execute certain financial, operational and strategic initiatives in a timely and successful manner, the Company agrees to pay Employee the Transaction Bonuses as hereinafter provided. The Transaction Bonuses shall only be payable if the discrete Transactions (as hereinafter defined) are consummated by the dates (hereinafter a “Transaction Date”) set forth for the Transaction. A Transaction Bonus will be paid in cash (subject to applicable withholdings) within thirty (30) days after a Transaction Date. To the extent applicable, a Transaction Bonus shall be payable to Employee in addition to any amounts that Employee may be eligible to receive upon termination of employment under Section 4(B) above.

(ii)         Transactions and Transaction Bonuses. For purposes of this Agreement, “Transaction” and the related “Transaction Bonus” are set forth in subsections (a), (b) and (c) below. The total amount of the Transaction Bonuses shall not exceed $1,000,000. The Board shall in good faith determine whether a Transaction has occurred and designate the Transaction Date.

(a)          Montreal Sale. The closing of the sale of both Montreal properties. If the Transaction Date occurs on or before September 1, 2015, the Transaction Bonus will be $500,000. If the Transaction Date occurs after September 1, 2015, the following Transaction Bonus is payable for this Transaction: by September 30, 2015 - $350,000; by November 30, 2015 - $300,000; by January 31, 2016 - $255,000. No bonus shall be payable for this Transaction unless (1) the net cash consideration received by the Company is an amount at which the CEO determines to constitute extraordinary efforts by Employee and (2) the current obligations to the Company’s lenders to the Montreal properties is fully assumed or extinguished by the buyer.

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(b)          HSRE JV Property Swap. Except as provided in the next paragraph, the consummation of the HSRE JV property swap. If the Transaction Date occurs on or before September 30, 2015, the Transaction Bonus will be $255,000. If the Transaction Date occurs after September 30, 2015, the following Transaction Bonus is payable for this Transaction: by November 30, 2015 - $215,000; by January 31, 2016 - $170,000. No bonus will be payable for this Transaction unless the net cash consideration to the Company under the currently contemplated transaction that involves a sale to the buyer of the Company’s JV interest in the Norman and Louisville properties and a transfer to the Company of the buyer’s interest in the Company’s Fayetteville, Indiana and Greensboro properties is an amount at which the CEO determines to constitute extraordinary efforts by Employee.

If this Transaction does not occur separately with any third party because these properties are otherwise sold or transferred through an overall business transaction, then the Transaction Bonus amount separately attributable to this Transaction will roll into and be paid as part of the Transaction described in subsection (c) below.

(c)          Overall Business Transaction. The (a) sale, merger, exchange, disposition or other transfer of all or substantially all of the outstanding equity interests of the Company or all or substantially all of the assets and business of the Company or (b) recapitalization or refinancing of the overall business of the Company. If the Transaction Date occurs on or before September 1, 2015, the Transaction Bonus will be $300,000. If the Transaction Date occurs after September 1, 2015, the following Transaction Bonus is payable for this Transaction: by September 30, 2015 - $200,000; by November 30, 2015 - $175,000; by January 31, 2016 - $150,000.

5.            Release. Employee agrees that payment by the Company of the amounts set out in Section 4 above is contingent upon Employee executing a release in form acceptable to the Company (the “Release”), which shall recite that such payments are in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which Employee has or may have against the Company, its affiliates and any of their respective directors, officers, employees, shareholders, representatives, successors and assigns.

6.            Expenses. The Company shall reimburse Employee for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Employee, which relate to Employee’s duties hereunder, in accordance with the Company’s relevant policies in effect from time to time.

7.            Recoupment of Incentive Compensation. Performance-related bonuses and other incentive compensation, including equity awards, paid or granted to Employee will be subject to the terms of any policy of recoupment adopted or amended from time to time by the Board or a Committee of the Board as they deem necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of those Acts, which policy is incorporated into this Agreement by this reference.

8.            Survival Of Certain Provisions. Any provisions hereof that by their terms survive the termination of Employee’s employment or the termination of this Agreement shall not be discharged or dissolved upon, but shall survive the termination of the employment of Employee with the Company.

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9.            Representations And Warranties Of Employee. As of the date hereof and at all times during the term hereof, Employee represents and warrants to the Company that (a) Employee has not entered into and is not bound by any agreement, understanding or restriction (including, without limitation, any covenant restricting competition or solicitation or agreement relating to trade secrets or confidential information) with any third party that in any way limits, restricts or would prevent the employment of him by the Company under this Agreement or the full and complete performance by him of all his duties and obligations hereunder; and (b) the execution of this Agreement by him and the employment of him by the Company under this Agreement will not result in, or constitute a breach of, any term or condition of any other agreement, instrument, arrangement or understanding between him and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach or violation of any such agreement, instrument, arrangement or understanding, or which would accelerate the maturity of any duty or obligation of him thereunder.

10.           Indemnity. Employee acknowledges that the Company has relied upon the representations contained in Section 9 hereof. Employee agrees to indemnify and hold the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers and attorneys harmless against any and all claims, liabilities, losses, damages, costs, fees or expenses including, without limitation, reasonable legal fees and costs incurred by the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers by reason of an alleged violation by Employee of any of the representations contained in Section 9 hereof.

11.           Notices. Notices required to be given under this agreement must be in writing and will be deemed to have been given when notice is personally served, one business day after notice is sent by reliable overnight courier or three business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company	Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, NC 28211
Attention: Chairman of the Board

With copy to	William J. Vesely, Jr.
Kilpatrick Townsend & Stockton LLP
Suite 2800
1100 Peachtree Street NE
Atlanta, GA 30309-4528

If to Employee	Aaron S. Halfacre
4415 Saint Davids Street
Philadelphia, PA 19127

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12.          Enforceability and Reformation: Severability. The Parties intend for all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, in the event that any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court or arbitrator should deem any provision of this Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, the Parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as such court or arbitrator may determine to be reasonable.

13.          Benefit. The rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated. Employee shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are non-assignable and non-transferable, and any attempted assignment or transfer shall be null and void and without effect. This Agreement and its obligations shall inure to the benefit of and be binding and enforceable by the successors and assigns of the Company, including, without limitation, any purchaser of the Company, regardless of whether such purchase takes the form of a merger, a purchase of all or substantially all of the Company’s assets or a purchase of a majority of the outstanding capital stock of the Company.

14.          Dispute Resolution. All controversies, claims, issues and other disputes (collectively, “Disputes”) arising out of or relating to this Agreement or Employee’s employment hereunder shall be subject to the applicable provisions of this Section.

(A)         Arbitration. Except for actions seeking relief for violations of the Confidentiality and Noncompetition Agreement, all Disputes shall be settled exclusively by final and binding arbitration in Charlotte, North Carolina, before a neutral arbitrator in an arbitration proceeding administered by the American Arbitration Association (“AAA”) according to the National Rules for the Resolution of Employment Disputes of AAA or, alternatively, upon mutual agreement, to an arbitrator selected by Employee and the Company. Any dispute regarding whether a Dispute is subject to arbitration shall be resolved by arbitration.

(B)         Interstate Commerce. The Parties hereto acknowledge that (i) they have read and understood the provisions of this Section regarding arbitration and (ii) performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties contemplate substantial interstate activity in the performance of this Agreement including, without limitation, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(C)         Waiver of Jury Trial. If any Dispute is not arbitrated for any reason, the parties desire to avoid the time and expense relating to a jury trial of such Dispute. Accordingly, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The Parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all Parties and is in the best interests of all Parties.

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15.          Amendment. This Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by Employee.

16.          Waiver. No failure or delay by either of the Parties in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

17.          Access To Counsel. Employee acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary by Employee to interpret the legal effect hereof.

18.          Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina. For any claims for relief which are excepted from the arbitration provision as set out above, the Parties submit to the service and exclusive personal jurisdiction of the federal or state courts of Charlotte, North Carolina and irrevocably waive all defenses inconsistent with the terms of this Section.

19.          Fees And Costs. If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

20.          Offset. The Company shall have the right to offset against any sums payable to Employee, any amounts owing to the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due.

21.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

22.          Interpretation. The language used in this Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

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22.          Execution of Further Documents. The Parties covenant and agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

23.          Entire Agreement. This Agreement and the Exhibit attached hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

IN WITNESS WHEREOF, each of the Parties has executed this Amended and Restated Employment Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ David Coles
Name:	David Coles
Title:	Interim CEO

EMPLOYEE
/s/ Aaron S. Halfacre
Aaron S. Halfacre

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Exhibit A

Compensation and Benefits

(A)         Employee’s employment with the Company initially became effective on July 31, 2014. Within thirty days of July 31, 2014, Employee received a signing bonus of $50,000, payable in shares of the Company, with the number of shares equaling 6,250 as determined by the price of Company shares at the close of trading on July 31, 2014. If Employee voluntarily terminates his employment with the Company prior to the one year anniversary of July 31, 2014, he will forfeit to the Company the shares prior to his last day of employment.

(B)         On July 31, 2014, Employee was granted 30,000 Company restricted shares under the Company’s Amended and Restated Equity Incentive Plan (the “EICP”), which shares were initially eligible to vest over a three-year period commencing July 31, 2014 and which shares are subject to the terms and conditions of a separate award agreement. The Company hereby agrees to amend the award agreement to provide that such 30,000 restricted shares shall vest on August 1, 2015, subject to Employee being employed by the Company on such date. Any unvested Company restricted shares will immediately vest at the time of a Change in Control. If the Employee is terminated by the Company without Cause, the Employee terminates for Good Reason, the Employee dies or the Employee is terminated due to his disability as set forth in Section 4(B)(v) of the Agreement, any unvested Company restricted shares will immediately vest.

(C)         On July 31, 2014, Employee was granted 50,000 Company performance shares under the EICP which shall be eligible to vest as follows and which performance shares shall be subject to the terms and conditions of a separate award agreement:

(i)          10,000 Company performance shares shall vest, and fully vested Company common shares shall promptly thereafter be delivered to Employee, upon the Company’s common share price closing at or above $9.00 per share;

(ii)         15,000 Company performance shares shall vest, and fully vested Company common shares shall promptly thereafter be delivered to Employee, upon the Company’s common share price closing at or above $10.00 per share;

(iii)        15,000 Company performance shares shall vest, and fully vested Company common shares shall promptly thereafter be delivered to Employee, upon the Company’s common share price closing at or above $11.50 per share; and

(iv)        10,000 Company performance shares shall vest, and fully vested Company common shares shall promptly thereafter be delivered to Employee, upon the Company’s common share price closing at or above $13.00 per share.

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(v)         Notwithstanding the foregoing or anything in Section 3(B)(iv) of the Agreement to the contrary, the performance shares shall not vest any earlier than the first anniversary of July 31, 2014 and if the applicable share price thresholds are satisfied prior to the first anniversary of July 31, 2014, the relevant portion of the Company performance shares shall not vest, and Company common shares shall not be delivered, until the first anniversary of July 31, 2014, provided the Employee remains in service until such date. If prior to the first anniversary of July 31, 2014 but after a time when the Company’s common share price equals or exceeds one or more of the share price thresholds above, the Employee is terminated by the Company without Cause, the Employee terminates for Good Reason, the Employee dies or the Employee is terminated due to his disability as set forth in Section 3(B)(v) of the Agreement, the portion of the performance shares for which the share price thresholds have been satisfied shall immediately vest and the Company common shares shall promptly be delivered to the Employee. Notwithstanding anything in the EICP or the Agreement to the contrary, in no event shall any of the performance shares vest if Employee’s employment is terminated for any reason prior to the attainment of the applicable share price thresholds.

(vi)        If the share prices set forth above are not achieved prior to the third anniversary of July 31, 2014, the grants referenced in this Section (C) shall be immediately forfeited.

(vii)       Until such time as the Company performance shares may be forfeited, the Employee will be paid an amount in dividends each quarter on the unvested Company performance shares.

(viii)      Notwithstanding anything in the EICP to the contrary, any unvested Company performance shares will immediately vest at the time of a Change in Control, and fully vested Company common shares shall promptly thereafter be delivered to Employee, but only if the share price thresholds have been satisfied prior to the Change in Control.

(D)         Employee shall receive a base salary of $350,000 per year (as such base salary may hereafter from time to time be adjusted as provided herein, the “Base Salary”). Thereafter, Employee’s Base Salary shall be reviewed annually by the Company’s Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) of the Company and may be adjusted upward in its sole discretion. The Base Salary shall be paid during the period of employment in accordance with the Company’s normal payroll policies and practices in effect from time to time. The Base Salary and all other payments hereunder shall be subject to all applicable employment and withholding taxes.

(E)         In addition to the Base Salary, Employee is eligible to participate in the Company’s Incentive Compensation Plan (the “ICP”) with a target potential bonus equal to one Hundred Percent (100%) of Base Salary if performance targets are achieved. The ICP performance measures shall be approved annually by the Committee and approved by the Board, which may include adjustment in the target and performance bonus amounts. Employee’s eligibility for or entitlement to any payments under the ICP shall be subject to the terms of the ICP.

The Company agrees to pay Employee an incentive bonus under the ICP for his performance during fiscal year 2014 in the amount of $600,000, payable in a lump sum on or about September 30, 2015, if Employee is an employee in good standing on such date (the “2014 Bonus”). The 2014 Bonus is in full settlement of any employment awards for the year ended 2014.

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Subject to Employee’s being an employee in good standing on each payment date, the Company agrees to pay Employee an incentive bonus under the ICP for fiscal year 2015 in the amount of $350,000, payable in the following installments on or about the dates indicated (the “2015 Bonus”). The full payment of this incentive bonus is conditional upon the achievement of mutually (Committee and Employee) determined and agreed to performance metrics for the calendar year 2015 and determinable in respect of the August 1, 2015 payment by assessing performance through July 31, 2015, the November 1, 2015 payment by assessing performance through September 30, 2015 and the February 1, 2016 payment by assessing performance through calendar year 2015.

August 1, 2015 - $70,000

November 1, 2015 - $87,500

February 1, 2016 - $192,500

If Employee is terminated by the Company without Cause or Employee terminates for Good Reason, Employee will be entitled to the full amount of the 2014 Bonus and a prorata portion of the 2015 Bonus based upon the number of days he was an active employee in 2015 compared to 365 days. All entitled amounts will be paid within thirty (30) days of Employee’s Termination Date. If Employee is terminated by the Company for Cause or Employee terminates other than for Good Reason, no additional amount will be paid after his Termination Date.

(F)         Subject to approval by the Board, the Employee will be eligible to participate in the Company’s Equity Incentive Compensation Plan (“EICP”) and receive awards under the EICP as determined by the Board. Employee’s eligibility for or entitlement to any awards or payments under the EICP shall be subject to the terms of the EICP.

(G)         Subject to, and in accordance with, their terms, Employee shall be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, health, disability, auto, and other related benefits, as they may be amended from time to time. These currently include health, dental and life insurance, and 401K. Employee’s rights and entitlements with respect to any such benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. In addition, Employee shall be entitled to participate in the executive life insurance, disability and non-qualified deferred compensation plans of the Company, as they may be amended from time to time. In addition, Employee shall accrue vacation and other paid time off benefits in accordance with the terms of the applicable Company policy, as it may be amended from time to time. Nothing contained herein or in any employment offer shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company’s right to modify or eliminate such plans, policies or contracts in its sole discretion.

(H)         Employee hereby acknowledges and agrees that, except as set forth in the Employment Agreement and this Exhibit A or as approved by the Company in writing, he shall not be entitled to receive any other compensation, payments or benefits in connection with his employment under this Agreement.

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